Exhibit 10.22
AGREEMENT
THIS AGREEMENT, effective August 2, 2007, is by and between Ron Brewer (“Brewer”), residing at 4012 W. Utica, Broken Arrow, OK 74011 (hereinafter the “Executive” or “Brewer”) and AMEREX GROUP, INC. with offices at 1105 N. Peoria Avenue, Tulsa, OK 74106, on behalf of itself and its officers, directors, shareholders, Executives, agents and affiliates, predecessor, successor, parent, subsidiary, and other related companies, and each of them jointly and severally (hereinafter singularly and collectively referred to as the “Company”).
WHEREAS, Brewer has been employed by the Company as an executive and has provided consulting services and executive services since May, 2005; and
WHEREAS, the Company and the Executive are engaged in a dispute relating to matters concerning the day-to-day operations of the Company; and
WHEREAS, the Company and the Executive desire to resolve their differences and end the employment/consulting relationship in an amicable manner; and
WHEREAS, the Executive agrees to remit payment to the Company in consideration for a full release of all claims;
NOW, THEREFORE, in consideration of the mutual promises and covenants between the Executive and the Company, along with the exchange of monies referred to below, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged Brewer and the Company agree as follows:

1. Brewer shall submit letter of resignation pursuant to which he voluntarily resigns all positions at the Company effective August 2, 2007.
2. In consideration for the Release referred to below, Brewer agrees to pay to the Company and the Company agrees to accept the sum of $850,000 or that amount received from Executive’s sale of his shares prior to December 31, 2009 (the “Settlement Consideration”). All of Executive’s employment benefits shall cease to be effective as of the date of this Agreement; provided, however, that pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), Executive shall be entitled to extend his health benefits based upon the statutory requirements. Information pertaining to COBRA shall be mailed to the Executive at his home.
3. The Settlement Consideration shall be paid by the Executive to the Company on or before December 31, 2009.
4. Executive shall not disclose to any person any information relating to the management of Company or the business of the Company that has come to Executive’s attention during the term of his employment by the Company.
5. Executive represents that he has not commenced, maintained, prosecuted, or participated in any action, charge, complaint or proceeding of any kind (on his own behalf and/or on behalf of any other persons and/or on behalf of or as a member of any alleged class of persons) (collectively “Actions”) that is pending in any court, or before any administrative or investigative body or agency (whether public, quasi public, or private), against or involving the Company, and that he will not do so at any time hereafter; provided, however, this clause shall not limit Executive from filing a lawsuit for the sole purpose of enforcing rights under this Agreement, and as to events that occur after the date of the Agreement.

6. If any of the Executive’s representations contained above shall be in error, now, or at any future time, then Executive stipulates to discontinuance of any and all said Actions and any court or agency may act upon same with written notice to Executive.
7. Executive represents that he is unaware of any present or potential employment discrimination or sexual harassment claims or suits, or any events, acts, circumstances or omissions, which could reasonably be expected to give rise to any such claims or suits, by any employee or former employee of the Company against the Executive.
8. Immediately upon execution of this Agreement by the parties hereto, Executive agrees to return to the Company, all keys, lists of present customers, prospective customers, or former customers, information on Company advertising, financing, products and sales, records, policy manuals, business contracts, and other information relating to processes, plans, methods of doing, or obtaining business, or obtaining customers, manner of operation or special needs of customers (herein collectively referred to as “Confidential Information”) which may be in his possession or subject to his control. The Executive acknowledges that all Confidential Information is solely the Company’s property and constitutes the Company’s trade secrets.
The Executive represents, warrants, and covenants that the Executive shall not, at any time, in any fashion, form or manner, either directly or indirectly, furnish, divulge, disclose, or communicate any Confidential Information to any person, firm, company, corporation, partnership or other entity.

In consideration of the mutual agreements contained herein, the Executive hereby agrees that the any breach of the terms of this section is a material breach hereof. The parties hereto, recognizing that irreparable injury will result to the Company, its business, and its property in the event of a breach of any of the provisions of this section by the Executive, and that the additional consideration referenced above is based primarily upon these provisions, hereby agree that in the event of a breach, the Company shall be entitled, in addition to any other remedies and damages available, to an injunction to restrain the violation thereof by the Executive, the Executive’s partners, agents, servants, employers, and Executives, and all persons acting for or with the Executive.
9. The Executive acknowledges and agrees that he is giving up any right which the Executive may have under federal or state law or political subdivision thereof, including, but not limited to the statutes hereinafter enumerated to file charges, complaints, or lawsuits or to assert any claim against the Company with any court or administrative agency concerning the Executive’s employment by, or separation of employment from, the Company; or with respect to any matter whatsoever, whether known or unknown to the Executive at the time of the execution of this Agreement.

a. Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §2000 et seq as well as the Civil Rights Act of 1991, as amended, 42 U.S.C. §1981 et seq;
b. The Age Discrimination in Employment Act, of 1967 as amended, including the Older Workers Benefit Protection Act, 29 U.S.C. §621 et seq;
c. The Family and Medical Leave Act, 29 U.S.C. 2601 et seq;
d. The Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq.
e. ERISA 29 U.S.C. §1001 et seq;
f. Any and all regulations, guidelines, interpretations and standards promulgated under any of the above, and
g. Any other federal, state, or local statutes, rules, regulations, ordinances, or orders, which relate to employment by the Company.
10. The Company and the Executive, individually, and on behalf of his heirs, successors or assigns, agrees to and does hereby release, acquit and forever discharge each other, their respective successors and assigns, officers, directors and shareholders, from any and all manner of actions, claims, and damages, whether known or unknown, liquidated or unliquidated, fixed or contingent, direct or indirect, which the either party hereto ever had, may now have, or may hereafter have against the one another or any of their shareholders, including attorneys’ fees, with respect to Executive’s employment by, or separation from, the Company; and to any other matter whatsoever, whether known or unknown to either party at the time of the execution of this Agreement. This release shall not become effective until the Settlement Consideration is paid in full.

11. The Executive waives any and all rights to employment or re- employment with the Company, which the Executive ever had, may now have, or may hereafter have, whether known or unknown to the Executive at the time of execution of this Agreement.
12. The Executive agrees that the Company has not breached any oral or written employment or other agreement or other agreement which may have existed between the Executive and the Company with respect to any aspect of the Executive’s employment by, or separation of employment from the Company, or with respect to any other matter whatsoever, whether known or unknown to the Executive at the time of execution of this Agreement, with the sole exception of any future claim that the Company violated its commitments under this Agreement.
13. The Executive agrees that he is owed no compensation, wages, vacation pay, overtime benefits, holiday pay, insurance benefits or coverage or any other benefits of any kind, except as provided for in this Agreement.
14. Neither the Company nor Executive shall denigrate the other, or any of the Company’s products or services, or cause any negative publicity to be disseminated about the other either orally or in writing.
15. Executive and the Company shall keep the terms and conditions of this Agreement confidential except that Executive may discuss this Agreement with his attorney, his accountant, business adviser, governmental agencies and their employees who have a need to know, and members of his immediate family residing with him, provided, in all cases, each such person agrees to keep the information confidential and not to disclose it to others, who do not have a need to know. The Company may disclose all information required by any and all regulations of any and all regulatory agencies to which it is subject. If, however, he is served with a Court Order or Subpoena, as a result of which he reasonably could be asked to disclose the existence of this Agreement or any information protected from disclosure by this Agreement, he shall provide the Company with written notice of same within five (5) days following his receipt thereof.

16. Upon reasonable advance notice, Executive will cooperate with the Company and its attorneys should his services or testimony be required in connection with any investigation, claim, lawsuit or other proceeding involving the Company and any third party.
17. This Agreement may be executed in identical counterpart documents each of which shall be deemed an original.
18. This Agreement is entered into by the Company for settlement purposes only and without prejudice to its position on any legal or factual matter relating to Executive’s employment at the Company. This Agreement is not and shall not in any way be construed as an admission by the Company of any fact, liability or prior contractual obligation, or that it has acted wrongfully with respect to Executive, or any other person, or that Executive has any rights whatsoever against the Company, and the Company specifically disclaims any liability for any wrongful acts against Executive or any other person, on the part of itself, any related corporation, or predecessor and their officers directors, members, agents and Executives.

19. This Agreement shall be deemed executed and delivered within the State of Oklahoma and is made in contemplation of its interpretation and effect being construed In accordance with the laws of said State applicable to contracts, fully executed, delivered and performed in said State, and it is expressly agreed that it shall be constructed in accordance with the laws of the State of Oklahoma without giving effect to the principles of the conflicts of laws.
20. This Agreement has been entered into after negotiation and review of its terms and conditions by parties under no compulsion to execute and deliver a disadvantageous agreement. This Agreement incorporates provisions, comments and suggestions proposed by the parties. Executive acknowledges that he has had the opportunity to consult with and be represented by counsel in the negotiation of this Agreement No ambiguity or omission in this Agreement shall be construed or resolved against any party on the ground that this Agreement or any of its provisions was drafted or proposed by that party.
21. Each party agrees, without further consideration, to the execution and delivery to the other party of any other documents, or take any other action that may be necessary to effectuate this Agreement.
22. The parties hereto agree that the foregoing constitutes the entire agreement among them and that there exist no other agreements, oral or written, among them, relating to any matters covered by this Agreement and that same may not be modified except by an express written agreement among them, signed by the parties hereto.

NOTICE PURSUANT TO THE OLDER WORKER’S BENEFIT PROTECTION
ACT REGARDING THIS AGREEMENT AND RELEASE OF CLAIMS
You are advised to consult with an attorney to review the letter agreement which accompanies this notice before signing it.
WHEREFORE, to signify their agreement to the terms hereof, the parties hereto have executed this Agreement on the date set forth above.

/s/ Ron Brewer

Ron Brewer

AMEREX GROUP, INC.

By:	/s/ Nicholas Malino

Name: Nicholas Malino
Title: CEO